Exhibit 99.1
Company Contact:	Investor Relations Contact:
Ms. Wenbin Zhu, Chief Financial Officer	CCG Investor Relations
China SHESAYS Medical Cosmetology
Inc.	Crocker Coulson, President
Tel: +86-135-1816-1269	Tel: +1-646-213-1915
E-mail: zwb10305@126.com	E-mail: crocker.coulson@ccgir.com
Web Site: www.xichan.cn
Linda Salo, Senior Financial Writer
Tel: +1-646-922-0894
E-mail: linda.salo@ccgir.com
Web Site: http://www.ccgir.com

China SHESAYS Closes $1.2 Million Private Placement of Common Stock

CHENGDU, China, November 12, 2010 – China SHESAYS Medical Cosmetology Inc. (OTC Bulletin Board: CSAY) (“China SHESAYS” or the “Company”), which operates a network of specialized medical cosmetology hospitals, clinics and skincare centers in Sichuan province, China, today announced that it has completed an offering of 600,000 shares of the Company’s common stock at a price of $2.00 per share to a group of investors (the “Purchasers”) in a private placement transaction. Chief Capital Limited acted as the local financial advisor for the offering.

The offering resulted in gross proceeds of $1.2 million to the Company. The Company expects to use the net proceeds from the offering for working capital.

The terms of the private placement include a make good agreement under which 600,000 shares of the Company’s common stock owned by an affiliate of the Company (the “Make Good Pledgor”) will be held in escrow and will be transferred to the Purchasers on a pro-rata basis at no purchase price in the event the U.S. GAAP after-tax net income of the Company for the fiscal year ending December 31, 2011 is less than $6.4 million. In the event the Company meets or exceeds the make good target, the shares will be returned to the Make Good Pledgor.

The terms of the private placement also include a put option under which the Company must pay to the Purchasers, as liquidated damages, an amount equal to the Purchaser’s purchase price, with compound annual interest at a rate of 8%, in the event the Company’s after-tax net income for the fiscal year ending December 31, 2011 is less than that for the fiscal year ending December 31, 2010, or if any governmental agency in China challenges or takes any action that adversely affects the Company’s share listing on NASDAQ.

The shares issued in the private placement have not been registered under the United States Securities Act of 1933, as amended, or the securities laws of any other jurisdiction. In connection with the offering, the Company must register the shares with the United States Securities and Exchange Commission (the “SEC”) within 60 days following the final closing date of the offering. Until they are registered, these shares may not be sold by the Purchasers in the U.S., except pursuant to an applicable exemption from the registration requirements. For more detailed information on the offering, please see the Securities Purchase Agreement filed as an exhibit to the Company’s Current Report on Form 8-K on file with the SEC.

"The closing of this private placement is a major milestone for China SHESAYS. We believe that the transaction will broaden our investor base and benefit all of our stakeholders. We are committed to using the funds to support the rapid expansion of our network of hospitals, clinics and skincare centers and increase our penetration in the regional markets," said Yixiang Zhang, Chairman and Chief Executive Officer of China SHESAYS.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About China SHESAYS Medical Cosmetology Inc.

China SHESAYS, founded in 2005, operates a chain of specialized medical cosmetology hospitals, clinics and skincare centers in Sichuan province. The Company has a full range of services including cosmetic surgery, cosmetic dermatology, cosmetic dentistry and cosmetic Traditional Chinese Medicine (“TCM”). Headquartered in Chengdu, China, China SHESAYS has become one of the fastest growing cosmetology businesses in China and it is one of the most renowned cosmetology hospital chains in Sichuan province. Currently, the Company serves more than 20,000 patients each year. For more information about the Company, contact CCG Investor Relations or visit the Company’s website at www.xichan.cn.

Safe Harbor Statements

This press release contains forward-looking statements made under the "safe harbor" provisions of the U.S. Private Securities Litigation Reform Act of 1995. Such forward looking statements are based upon the current plans, estimates and projections the Company’s management and are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from the forward looking statements. Such statements include, but are not limited to, those concerning our market and industry segment growth and penetration and demand; the acceptance of our cosmetic services and products; any projections of sales, earnings, revenue, margins or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements regarding future economic conditions or performance; uncertainties related to conducting business in China, as well as all assumptions, expectations, hopes, beliefs, predictions, and intentions about future events. Therefore, you should not place undue reliance on these forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: business conditions in China, general economic conditions; geopolitical events and regulatory changes, availability of capital, the Company’s ability to maintain its competitive position as well as other relevant risks, including but not limited to risks outlined in the Company's periodic filings with the U.S. Securities and Exchange Commission. Accordingly, although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. China SHESAYS does not assume any obligation to update the forward-looking information contained in this press release.

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